Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated March 8, 2003 (except Note 12 for which the date is March 17, 2003) on the consolidated balance sheets of ISCO International, Inc. and subsidiaries as of December 31, 2001 and December 31, 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of ISCO International, Inc. for the three years ended December 31, 2002, included in its Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report in this Registration Statement on Form S-3 and to use of our name as it appears in the “Experts” section.

/s/ GRANT THORNTON LLP

Chicago, Illinois
September 25, 2003